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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-151805 of Hartford Life Insurance Company Separate Account Eleven on Form N-4, of our report dated February 11, 2009 (April 29, 2009 as to the effects of the change in reporting entity structure and the retrospective adoption of FASB Statement No. 160, NONCONTROLLING INTERESTS IN CONSOLIDATED FINANCIAL STATEMENTS described in Note 1 and Note 17) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for the fair value measurement of financial instruments in 2008), relating to Hartford Life Insurance Company as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, and of our report dated February 18, 2009, relating to the statements of assets and liabilities of Hartford Life Insurance Company Separate Account Eleven as of December 31, 2008, and the related statements of operations and changes in net assets for the respective stated periods then ended, both appearing in the Statement of Additional Information, which is part of and is incorporated by reference in such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
June 8, 2009